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                                                                    EXHIBIT 99.1


Contact: Jennifer Good                      Sarah Zitter Milstein/Jim Fingeroth
         Senior Vice President and          Kekst and Company
         Chief Financial Officer            212-521-4800
         845-878-8381
         800-431-2457
                                                           FOR IMMEDIATE RELEASE

                MICHAEL FOX TO STEP DOWN AS PRESIDENT OF PENWEST

                 - WILL CONTINUE AS CONSULTANT FOR THE COMPANY -

PATTERSON, N.Y., August 7, 2001 -- Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest (Nasdaq: PPCO), announced today that Dr. Michael J. Fox has stepped down as President and Chief Operating Officer. Dr. Fox, who joined the Company in December 2000, will continue as a consultant to Penwest.

Mr. Hamachek said, "We appreciate that Mike has been commuting weekly from his home in Boston, and we understand that he would like to spend more time with his family as well as continue to contribute to Penwest as a consultant. We thank Mike for his contributions in the development and expansion of our drug delivery programs and infrastructure. In particular, we have valued Mike's insight and support as we have been proceeding with our oxymorphone collaboration with Endo Pharmaceuticals. This project has successfully achieved a number of important milestones and continues to make excellent progress.

"Mike leaves behind a strong drug delivery team led by Dr. Thomas Sciascia, Vice President of Clinical Operations and Chief Medical Officer; and Anand R. Baichwal, Sr. Vice President New Technology Development and Chief Scientific Officer and co-inventor of TIMERx(R)."

The Company has begun a search for an Executive Vice President of drug delivery operations.

Penwest is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing ingredients for orally-administered pharmaceutical products, Penwest has developed its proprietary TIMERx(R) controlled release delivery technology, which can be applied to a broad range of drugs.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the need for Penwest to raise capital in order to fund increasing R&D spending and the risk that Penwest will not be able to raise such funds or will only be able to raise such funds on unfavorable terms; dependence on collaborators



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to, among other things, sell products for which Penwest receives royalties and advance clinical development and commercialization of products; the ability to enter into additional collaborations; the risk of patent litigation; regulatory risks relating to TIMERx(R) drugs in development; the timing of clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in Penwest's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2001, and which risk factors are incorporated herein by reference.